Exhibit 10.3

DAYBREAK OIL AND GAS, INC.

CORPORATE OFFICE:	REGIONAL OPERATIONS OFFICE:
1101 NORTH ARGONNE ROAD	1414 SOUTH FRIENDSWOOD DRIVE
SUITE A 211	SUITE 212
SPOKANE VALLEY, WA 99212	FRIENDSWOOD, TX 77546
OFFICE: (509) 232-7674	OFFICE: (281) 996-4176
FAX: (509) 232-2220

December 3, 2021

James F. Westmoreland

3910 Longherridge

Pearland, TX 77581

Re: Offer to convert 12% Subordinated Note of Daybreak Oil and Gas, Inc. to Common Stock

Dear Noteholder,

You are receiving this letter as a Holder of a 12% Subordinated Note of Daybreak Oil and Gas, Inc., a Washington corporation (the “Company”).

I am pleased to inform you that Daybreak Oil and Gas, Inc. (“Daybreak” or the “Company”) has agreed to acquire Reabold California LLC (“Reabold”), subject to shareholder approval and us meeting certain closing conditions. I have attached a copy of our press release describing the transaction. It has been a tough several years for both the Company and you as a 12% Subordinated Noteholder. We have continued to accrue your interest and principal obligations to you during this time. Through November 30, 2021, we owe you $264,986.35 in accrued interest and $250,000.00 in original principal for a total of $514,986.35 on your 12% Subordinated Note.

As part of the Reabold transaction, we have undertaken to eliminate certain debt liabilities and simplify our share structure. We feel that after the transaction with Reabold is finalized, the Company will be stronger and the end result will be a stronger share price as we implement our new business plan.

Therefore, we are offering to convert your 12% Subordinated Note into 1,144,414 shares of Daybreak Oil and Gas, Inc. Common Stock in full satisfaction of our obligations to you pursuant to your 12% Subordinated Note. This offer is being made to all holders of the notes, but each holder may decide in his or her sole discretion whether or not to accept our offer.

As you may know, I personally own a 12% Subordinated Note for $250,000 and I am accepting this offer to convert my note to Common Stock. I feel, as a noteholder, that this exchange is our best opportunity to recoup the original investment and the interest owed to us.

Accordingly, we ask that you please initial one of the following options and respond by December 15, 2021.

VOTE YES – APPROVE: ✓ I approve of converting my 12% Subordinated Note into 1,144,414 shares of Daybreak Oil and Gas, Inc. Common Stock in full satisfaction of all obligations outstanding with respect to the 12% Subordinated Note held by me. I further agree that, effective upon my receipt of such shares of Common Stock, I release Daybreak and its officers and directors from all claims and liabilities in connection with any unpaid dividends, liquidation preferences or other amounts owed in connection with the 12% Subordinated Note. I have signed below to indicate my consent:

Signature:	/s/JAMES F WESTMORELAND
Name:	James F. Westmoreland

VOTE NO – DO NOT APPROVE: _____ I DO NOT approve of receiving any shares of Common Stock of Daybreak in full satisfaction of my 12% Subordinated Note.

We hope to hear from you, but if we do not hear from you by December 15, 2021, we will assume you are choosing NO. The Daybreak Board of Directors believes the Reabold transaction is the best path forward for the Company and is in the best interest of the shareholders, and we will continue to strive to increase the value of the Company and its shares of stock.

If you have any questions, please contact James F. Westmoreland, President and CEO, at (281) 996-4176.

Very truly yours,

/s/ KAROL L ADAMS

Karol L. Adams
Chief Compliance Officer

And Corporate Secretary